UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM ADVISORS GP, LLC MACELLUM SPV III, LP MACELLUM CAPITAL MANAGEMENT, LLC MACELLUM MANAGEMENT, LP MCM MANAGEMENT, LLC MCM MANAGERS, LLC JONATHAN DUSKIN PAUL METCALF
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of highly-qualified director nominees to the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 22, 2017, Macellum issued the following press release:

Macellum Sets the Record Straight

Reiterates the Facts Citi Trends Stockholders Should Consider Before May 24th Annual Meeting

Urges Stockholders to Elect Both Macellum Nominees to Maximize Value

NEW YORK, May 22, 2017 /PRNewswire/ -- Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, “Macellum”), a large stockholder of Citi Trends, Inc. (NASDAQ:CTRN) (the “Company” or “Citi Trends”) that has nominated two highly qualified candidates, Jonathan Duskin and Paul Metcalf, for election at the Company’s upcoming annual meeting of stockholders, reiterated the facts stockholders should consider when voting their proxies, addressed certain misperceptions dispensed by the Company regarding Macellum and its nominees and expressed its strong view that the election of both Macellum nominees on the WHITE proxy card is necessary to maximize stockholder value.

Macellum sees tremendous value in Citi Trends and believes the stock could more than double with proper oversight by truly independent and experienced directors with relevant experience and a dedication to stockholder interests. We believe this value can only be unlocked with meaningful change to the Board. We urge stockholders to vote the WHITE proxy card for both Mr. Duskin and Mr. Metcalf.

* * * * *

Do not be misled by the misrepresentations and distortions of the truth Citi Trends has made throughout this election contest

FACT: Macellum Was Never Offered a Realistic Settlement

•	Macellum never sought a proxy contest. We attempted to negotiate behind the scenes and even privately made nominations on the last day of the advanced notice period to preserve our rights as stockholders.

•	After the unexpected exit of Citi Trends CEO Jason Mazzola, Macellum asked to speak with the Company’s lead independent director John Lupo, who has sat on the Board since 2003. Our request was rejected by Chairman Anderson, who indicated to us that he was the only director we could speak to.

•	Citi Trends insists that they offered to appoint two new directors as part of a negotiated settlement. As you can see from the following excerpt from the Company’s draft settlement agreement, the Board refused to commit to the appointment of any new directors, including Macellum’s nominees:

“Board Composition. Promptly following the date of this Agreement, the Board shall in good faith consider as promptly as reasonably practicable up to two directors to be nominated by the Board for election to the Board (hereinafter, each a “New Designee” and collectively the “New Designees”). The New Designees shall be selected at the Board’s sole discretion, upon the recommendation of the Company’s Nominating and Corporate Governance Committee (the “NCG Committee”), from a reasonable list of individuals provided by Macellum.”

•	The full version of the agreement can be viewed at www.fixcititrends.com.

•	Despite no assurances that any Macellum nominees would be appointed, the Company demanded that Macellum agree to a two year standstill as part of a settlement. Macellum was willing to agree to a two year standstill if the Board would commit to the achievement of meaningful performance targets.

•	Unfortunately, and as further evidence of the Board’s inability to set effective targets, the Company would only agree to an inadequate target of $40 million in Adjusted EBITDA – a target below the Company’s 2015 Adjusted EBITDA level of $43 million.

It would be irresponsible for Macellum to leave the appointment of any of our nominees in the “Board’s sole discretion” or agree not to nominate directors in the future if the Company had declining EBITDA. While we made best efforts to work constructively with Citi Trends to avoid an election contest, we believe the Board was merely going through the motions for the purpose of telling shareholders that they tried to settle.

•	Rather than engaging in meaningful settlement discussions, the Board chose to spend up to $2.6 million of stockholders’ cash, or 14% of last year’s EBIT, on this proxy contest.

FACT: The Board lacks diversity, independence and appropriate skill sets and have woefully low share ownership

•	Chairman Anderson has demonstrated little ability to refresh the Board with individuals who possess the skills and diversity we believe are needed for an off-price, apparel retailer serving African American customers.

•	No Citi Trends director currently sits on another public company board, or on any board related to Citi Trends’ business, which severely limits the value they can bring to the executives and stockholders.

•	4 of the 5 independent directors have never been merchants and in our opinion would struggle to bring value to assessing and addressing the merchandising challenges the Company faces. The 5th has not worked in a retail store environment for over 10 years.

•	The last two directors added to the Board had pre-existing relationships with Citi Trends or management:
o	Laurens Goff worked for Hampshire Equity Partners, the buyout firm that brought the Company public in 2005.
o	Barbara Levy worked at Ideeli with former CEO Jason Mazzola.

•	Despite their long tenure, the independent directors own only 0.68% of the outstanding shares.

•	Lawrence Hyatt owns 0.20% of the outstanding shares despite serving on the Board for 11 years.

•	The non-employee directors pay themselves a cash retainer of $84,000 annually. This is in line with the median cash compensation for directors of large cap companies, according to the 2016 Fred Cook Director Compensation Report, and more in cash compensation than directors of TJX, ROST & BURL.

FACT: The Board has failed to recruit and retain qualified senior executives and should not be entrusted to hire the next CEO

•	The Board has a history of failing to identify and recruit qualified CEOs, as demonstrated by the hiring of former CEO, R. David Alexander.

•	The Board’s inability to retain former CEO, Jason Mazzola, as well as plan for CEO succession has been extremely detrimental to the continuity of company leadership.

•	Qualified CEO candidates may be reluctant to consider the opportunity. Given former CEO Jason Mazzola’s departure for a substantially lesser role, we fear highly qualified candidates will suspect their ability to create value under Chairman Anderson’s influence is limited.

•	We are concerned this finance heavy Board could make Bruce Smith, acting CEO, COO and CFO, the permanent CEO. Mr. Smith has been with Citi Trends for 10 years and part of the blame for the Company’s historically poor results rests on his shoulders. Stockholders must not give Mr. Anderson another opportunity to promote another unqualified internal executive.

•	Given the Board’s poor history of identifying talent, we are concerned with their comfort in new Chief Merchant Brian Lattman. Mr. Lattman was hastily promoted in the wake of Mr. Mazzola’s departure and has NO off-price retail experience. His last retail store experience was prior to 2005 with his family’s business that had $113 million in revenues when it filed for bankruptcy.

FACT: The Board has admitted its self-inflicted mistakes that caused the significant decline in results

•	Under Chairman Anderson’s leadership, Citi Trends has experienced tremendous value destruction in the one area of apparel retail that has seen significant growth.

•	Numerous important metrics have declined for over 10 years. Sales per square foot, EBIT margins, inventory turns, return on capital and adjusted EBTIDA dollars, as outlined on page 7 of our April 26th presentation, have all deteriorated meaningfully.

•	The Board failed to recognize fashion trends by shifting away from urban brands. It now wants credit for making a purported “strategic pivot” when, in its own words, the blame was due to “self-inflicted mistakes.”

FACT: Duskin and Metcalf are exceptionally qualified

•	Among his many qualifications, stockholders have to look no further than Mr. Duskin’s latest activist campaign involving The Children’s Place. The Children’s Place added 2 directors as part of their settlement with Macellum. Since the beginning of this campaign, the stock is up 82% and earnings have more than doubled in 2 years.

•	Mr. Metcalf was instrumental in orchestrating the remarkable turnaround in merchandising at Burlington Stores. Burlington faced many of the same challenges that Citi Trends faces today. During this turnaround, Burlington had multiple quarters of positive same-store sales gains and margin improvement that drove the stock to increase from $16, at the time of the IPO, to over $60 at the time of Mr. Metcalf’s departure. Further, Mr. Metcalf made sustainable, long term, changes that survived his tenure and the stock now rests at $94.

•	Messrs. Duskin and Metcalf would bring a level of analysis, rigor and energy that we believe is lacking on the Board. Bringing the science of retail and analysis of information that will enable us to test, measure and move is not dramatic change. It is retail 101.

FACT: We do not want to bring back urban brands

•	Our belief is that customers want nationally recognized brands at off-price values. We are not advocating, as the Board suggests, that the Company go back to selling “urban brands” like Fubu, Rock-a-wear and Baby Phat.

•	We believe Citi Trends’ customer is an aspirational, fashion sensitive shopper and wants to buy the prevailing trends at close-out prices.

•	Although the customer is largely African American, we do not believe the customer is only interested in buying fashion manufactured by African American designers.

We believe the election of both Mr. Metcalf and Mr. Duskin and the removal of Chairman Anderson represent the best opportunity for significant value creation at the Company. Without the removal of Mr. Anderson, we are concerned that the Board will struggle to incorporate new perspectives and support views that differ from those of Mr. Anderson.

VOTE THE WHITE PROXY CARD TODAY TO ELECT BOTH OF OUR HIGHLY-QUALIFIED NOMINEES — JONATHAN DUSKIN AND PAUL METCALF — TO THE BOARD AT THE COMPANY’S UPCOMING ANNUAL MEETING

Investor Contact:
Jonathan Duskin
Macellum Capital Management, LLC
(212)-956-3008
Jduskin@macellumcap.com

John Ferguson
Saratoga Proxy Consulting LLC
(212) 257-1311 or (888) 368-0379
Info@saratogaproxy.com